Exhibit 4.66

LEASE AGREEMENT

This Lease Agreement (The "Agreement") is made and entered into by and between:

LESSOR:

Sheppard Rentals

605 W.Haskell Street

Winnemucca, NV 89445

LESSEE:

Nevada Geothermal Power Company
409 Granville Street, Ste. 900

Vancouver, BC V6C 1T2

Canada

RECITALS

A.

Lessor is the owner of that certain 1200 square feet of office space and warehouse space located at 657 Anderson Street, hereinafter referred to as the "Leased Premises", situated upon that certain real property hereinafter referred to as the "property",   located near Winnemucca, in Humboldt County, Nevada and more particularly described as   follows: 015- 386-09

B.

Lessor desires to grant Lessee certain right in and to the leased premises and the property in the manner and for the purposes herein provided.

C.

Lessee desires to acquire from Lessor certain right in and to the leased premises and property in the manner and for the uses herein provided.

WITNESSETH

In consideration of the payment, covenants and agreements herein, it is mutually agreed as follows:

1.

GRANT OR LEASE.  Lessor leases, demises and lets exclusively unto Lessee and Lessee hires and takes from Lessor, subject to the provisions hereof and for the purposes described in this Agreement and for no other purpose whatsoever, the leased premises described herein. Concomitant with the grant of the lease, Lessee, Lessee's employees, agents, guest, patrons, invitees, and licensees (hereinafter collectively defined as the "Lessee") shall have the non-exclusive right and privilege of ingress, egress and parking over, upon and across the property of the Lessor adjacent to and surrounding the leased premises.

2.

TERM. The tenancy of the leased premises granted Lessee shall be for month-to-month lease commencing on March 1, 2007 to February 28, 2008 unless extended; terminated, forfeited or surrendered as provided herein. Whenever obligations or covenants in this Agreement are defined to be effective with the phrases "of the term", "during the term", "during   the term hereof' or other similar type phrase such definition of the term shall include any   extension term, renewal term or holding over.

3.

OPTION TO RENEW. Lessee shall have option of renewing the leased premises for one year (1) additional term beginning at the expiration of the initial term. Lessee shall exercise the option to renew for the renewal term by giving written notice thereof to Lessor not later than sixty (60) days prior to the terminations of the initial term.

4.

PAYMENT. Lessee shall pay Lessor the total sum of Seven Thousand Eight Hundred Dollars for the lease of the leased premises during the term, and such sum shall be payable in installments of Six Hundred Fifty Dollars per month. Lessee shall make all payments required by the agreement on or before the commencement of the term and on or before the first day of each and every succeeding month during the term. Payments shall be by check payable to the Lessor at the address of Lessor herein or at such other address as Lessor may from time to time direct. In the event Lessee exercises its option to renew the tenancy of the leased premises for an additional renewal term, the payment sum for such renewal term shall be in such sum as Lessor and Lessee shall agree prior to the commencement of the renewal term. In the event Lessor and Lessee fail to agree upon a payment sum for the renewal term prior to the commencement thereof, then Lessee's tenancy and this agreement shall terminate at the expiration of the initial term.

5.

USE OF THE PREMISES/WASTE. The leased premises are to be used solely by Lessee for carrying on Lessee's business and may use reasonably related thereto, and Lessee shall restrict its use to such purpose and not use or permit the use of the leased premises for any other purpose without first obtaining the written consent of Lessor. All business carried on and work preformed by Lessee and Lessee's employees and agents with respect to the leased premises shall be done in accordance with good business practices. Lessee shall comply with all applicable federal, state and local laws and regulations pertaining to the leased premises and property in effect during the term. Lessee shall be responsible for procuring and   maintaining all business licenses and permits required by Lessee by federal, state, and local laws and regulations. Lessee shall not commit or allow to be committed any waste on the leased premises, create or allow any nuisance to exist on the leased premises or use or allow the leased premises to be used for any unlawful purpose.

6.

DELIVER, ACCEPTANCE AND SURRENDER OF THE PREMISES.  Lessee may enter upon and take immediate possession of the leased premises and have the exclusive and quiet possession thereof anytime after execution of the Agreement, even if such time is prior to the commencement date of the term; provided however if Lessee takes possession prior to the beginning of the lease term, Lessee shall be bound by and perform all the covenants and conditions herein upon taking possession, except as otherwise provided herein, Lessor makes no warranties or representations that the leased premises are in a fit condition for the uses which Lessee has leased such premise. Lessee's taking possession of the leased premises and/or the commencement of the lease term shall constitute Lessee's acknowledgement that the premises are in a good state of repair, in a sanitary condition and fit for the purpose for which Lessee has leased the property. Upon any termination of tenancy, Lessee shall surrender the leased premises to Lessor in the same condition as when Lessee took possession, allowing for ordinary wear and tear, obsolescence and damage from the elements, fire, acts of God or other casualty. Lessee shall be responsible for removing all business signs or symbols placed on the leased premises by Lessee before redelivery of the leased premises to Lessor and Lessee shall remove any waste or residue resulting from Lessee's use of, or activities on the leased premises and Lessee shall restore the portion of the premises on which they were placed in the same condition as before their placement.

7.

UTILITIES AND SERVICE. Lessee shall be responsible for procuring and paying for telephone and communication services to the leased premises for Lessee's benefit during the term; and provide and pay for all other utilities and services furnished to the leased premises during the term including; electricity, gas, sewer, light bulbs, air conditioning, garbage removal, janitorial services and cleaning. Lessor shall provide and pay for water.

8.

MAINTENANCE AND REPAIRS. Lessor shall maintain the structural elements of the property in good condition and repair during the term. The term "structural elements" shall mean the exterior building roof, exterior building walls, structural supports, foundation, plumbing, and existing utility access lines to the property. Lessor shall replace or repair all defective fixtures which would impede or otherwise impair the normal operation of the heating, cooling and ventilation systems, electrical systems and interior lighting systems for the property. Lessor shall not be liable for any damages to Lessee or the property of Lessee resulting for Lessors failure to make any repairs required by this section unless written notice of the need for such repairs has been given to Lessor by Lessee and Lessor has failed for a period of forty-five day after receipt of the notice to make the needed repairs, unless Lessor is prevented from making such repairs by causes not the fault of the Lessor. Notwithstanding anything to the contrary in this section, Lessee shall promptly reimburse Lessor for the full cost of any repairs made pursuant to the section required because of the negligence or other fault, other than normal and proper use of the leased premises. Lessee shall maintain and repair any improvements, fixtures and utility installations on or for the benefit of the leased premises in good condition and repair during the term. Lessee shall perform the required maintenance and repair in. a prompt manner and Lessee shall not have the right to perform repairs or maintain the leased premises for or on behalf of Lessor, and for such purposes

Lessee expressly waives all right to make repairs or perform maintenance on or about the leased premises at Lessors expense. Lessor reserves the right to enter the leased premises at reasonable times to inspect them or to perform any maintenance or repair Lessor deems necessary, or to make additions or alterations to any part of the leased premises, and Lessee shall permit Lessor to do so. In connection with such alterations, additions or repairs, Lessor may erect scaffolding and similar structures, post relevant notices and place moveable equipment without any obligation to reduce Lessee's rent during such period and without incurring any liability to Lessee for disturbance of quiet enjoyment of the premises or loss of occupation thereof, provided however that Lessors endeavor to conduct such activities in manner to avoid unreasonable interference with Lessee's use and occupancy of the leased premises.

9.

IMPROVEMENTS. Lessee shall provide the trade fixtures, computer terminals, equipment necessary for Lessee's business, and any other improvement deemed necessary by Lessee for the conduct of Lessee's business on the leased premises. Except as authorized by this section, Lessee shall not change, improve or alter the leased premises in any manner without the prior written consent of the Lessor. Any such changes, improvements or alterations on the leased premises shall become part of the leased premises and shall, except as provided herein, become the property of Lessor. Any such changes, improvements,alterations or work undertaken on the leased premises by Lessee shall be preformed in a workmanlike manner in accordance with all applicable governmental and other regulations and equirements and shall not lessen the value of the leased premises. On termination of the tenancy without default, Lessee shall have the right to remove any improvements, fixtures, furniture, equipment, shelving, lighting, counter, and cabinets installed by Lessee if no irreparable damage to the leased premises results, and if any damage does result there from it shall be repaired by Lessee upon removal and at Lessee's expense. Such removal shall be completed upon termination of the tenancy, and any such improvements, fixtures or property still on or in the leased premises at the termination of the tenancy shall become the property of Lessor. On termination of tenancy for default, Lessee shall have no right to remove improvements, fixtures, equipment, shelving, lighting, counters and cabinets installed on the leased premises until Lessor receives payment or adequate assurance of payment for any damage to the leased premises that may result from removal of such improvements, fixtures or property.

10.

TAXES. Lessor shall be liable for the payment of all real property taxes, rates, charges or assessments levied against the property and the leased premises; provided, however, if such real property taxes, rates, charges or assessments on the leased premises are increased during the term hereof an such increase is due solely to Lessee's use and occupancy of the leased premises pursuant to this Agreement, then Lessee shall reimburse Lessor for the sum of such increase, upon notice by Lessor to Lessee of the sum due. Lessee shall pay all personal property taxes and assessments levied on the goods, machinery, equipment fixtures, improvements or personal property of Lessee kept, maintained, stored or sold on the leased premises during the term.

11.

INSURANCE. Lessor shall keep the building premises upon which the leased premises are situated insured against loss or damage by fire or other casualty. Lessee shall not use the leased premises in any manner that will increase risks covered by any policy of Lessors insurance applicable to the leased premises, or increase the premium rates of Lessors insurance or cause cancellation of any insurance policy covering leased premises. Lessee shall not keep on the leased premises or permit to be kept, used or sold thereon anything prohibited by the policies of insurance. Lessee shall procure and maintain in force at Lessee's expense during the term comprehensive general liability insurance of both bodily injury and property damage with companies and through brokers authorized to issue insurance in the State of Nevada. The comprehensive general liability insurance coverage shall be adequate to protect against liability for damage claims through public or other use and arising from accidents or events occurring on, in or around the leased premises with limits of not less than $500,000.00 combined single limit liability for each occurrence. Such insurance shall provide coverage for Lessors contingent liability on such claims or losses.  Lessee shall procure and maintain at their expense during the term, fire and casualty loss insurance for all their personal property, improvements, fixtures and alterations kept in, on or about the leased premises with vandalism and malicious mischief endorsements. Proof of the insurance coverage shall be delivered to Lessor prior to or upon commencement of the lease term and not less frequently than annually thereafter. Lessee shall obtain a written obligation from Lessee's insurers to notify Lessor in writing at least thirty (30) days prior to cancellation or refusal to renew any such insurance. In the event Lessee fails to maintain any required insurance during the term. Lessor may procure and pay for the necessary insurance and Lessee shall repay Lessor the sum of the premium payment within thirty (30) days after notice of the payment. Lessee shall comply at its sole cost and expense with applicable federal, state,   and local laws and regulations pertaining to the procurement and maintenance of employee industrial insurance and unemployment compensation coverage.

12.

NON-LIABILITY FOR DAMAGES/INDEMNITY. Lessor shall not be liable during the term for liability or damage claims for property damage or for injury to persons, including Lessee, from any cause related to Lessee's occupancy and use the leased premises. Lessee shall assume all risk and shall release, protect, defend, indemnify and save Lessor harmless and against all liability, claims, causes, of action, losses, costs and expenses for any and those arising by reason of or attributable to: 1. The use, storage, release, threatened release, discharge, disposal or presence of hazardous substances or hazardous waste in, on or about the leased premises, resulting from, caused by or arising out of, or in anyway connected with the Lessee's business or other use of the leased premises or adjacent or surrounding areas or any means of ingress thereto or egress there from whether suffered or sustained by Lessee or Lessee's officers, agents, employees, invitees or licensees except for those claims caused by the negligence or intentional acts of the Lessor, their agents, officers or employees 2. The death or injury of any person or persons, including Lessee, Lessee's employees, agents, guests, patrons, invitees or licensees, and caused or allegedly caused by either condition of the leased premises or some act or omission of Lessee, Lessee's employees, agents, guest, patrons, invitees, licensees or some contractor, servant or other agent of Lessee on the leased premises. 3. Any work preformed on the leased premises or materials furnished to the leased premises at the instance or request of the Lessee or any agent or employee of Lessee. 4. Lessee's failure to perform any provision of the Agreement or to comply with any requirement of the law or any requirement imposed on Lessee or the leased premises by any duly authorized governmental agency or political subdivision.

13.

DESTRUCTION OF THE PREMISES. In the event of the leased premises are destroyed or injured by the elements or any other cause so as to be untenable and unfit for occupancy, the Lessee shall not be liable or bound to pay rents to Lessor for the same after such destruction or injury, and Lessee, at its option, may quit and surrender possession of the leased premises. Lessee may, if it so desires, upon completion of the repair or restoration of the leased premises, reoccupy the same upon the terms and conditions herein, the rent to commence from the date of such reoccupation; provided, however, Lessor shall not be bound to rebuild or make any repairs by reason of such destruction or injury.

14.

SIGNS AND TRADE FIXTURES. Lessee may erect, construct, place, maintain or permit to be erected, constructed, placed or maintained signs or other forms of display or advertisement on or in the leased premises without Lessors written consent; provided, that any sign, display or advertisement shall comply with all requirements of any governmental authority with jurisdiction. Lessee shall have the right at Lessee's sole cost and expense, to install and affix into or on the leased premises items defined as "trade fixtures" for use by Lessee in Lessee's trade or business. All such trade fixtures shall remain the property of Lessee and may be removed by Lessee at anytime before expiration or termination of the tenancy and this Agreement, provided Lessee repairs any damages caused by removal. Any trade fixtures not removed from the leased premises by Lessee after the expiration of the term or the earlier termination regardless of cause shall be deemed abandoned by Lessee and shall automatically become the property of the Lessor at such time.

15.

DEFAULT. Lessee shall be in default under this Agreement when Lessee: 1. Breached or failed to pay, observe or perform any of the covenants and obligations of the Lessee herein.  When Lessee has made any misstatements in connection with this Agreement.

16

ASSIGNMENT. Lessee shall not assign, sublease or transfer Lessee's interest in or to this Agreement or the leased premises or any part thereof.

17.

HOLDING OVER.  Any holding over after the expiration of the initial term or the renewal terra with the consent of Lessor shall be construed to be tenancy from month to month and shall otherwise be under the terms and conditions herein specified so far as applicable.

18.

NOTICES. Notices required or authorized hereunder shall be in writing and all notices shall be delivered either personally, sent by facsimile, or deposited in the United States mail postage prepaid, certified and addressed as follows:

Lessor:	Sheppard Rentals 605 W. Haskell Street Winnemucca, NV 89445
Lessee:	Nevada Geothermal Power Co. Suite 900, 409 Granville Street Vancouver, BC V6C1T2 Canada

The parties may change the place to which notice or payment is to be delivered by giving written notice thereof to the other party. Notices shall be effective unless stated otherwise herein three days after being deposited in the mail or as described above.

19.

COSTS AND ATTORNEY'S FEES.  If either party files an action to enforce any covenant of this Agreement or for breach of any covenant herein or if Lessor terminates the tenancy of this Agreement after Lessee's breach of a term, covenant or condition hereof, it will be impractical   and extremely difficult to affix the actual damage to Lessor; therefore, in such event all sums previously paid by Lessee shall be retained by the Lessor as liquidated damages, such sums representing a reasonable approximation of the damages likely to be suffered by Lessor, or in the alternative, such sums are to be retained as a reasonable rental thereof. The remedies granted Lessor shall be cumulative and exercise of any one remedy by Lessor shall not be to the exclusion of any other remedy.

20.

RETIRE AGREEMENT/INDEMNIFICATION.  This Agreement set forth the entire understanding between the parties and there are no terms, conditions or warranties, express or implied, other than as herein set forth. This Agreement may be modified or amended only in writing by an instrument signed by the parties and with same formality as this Agreement.

21.

GOVERNING LAW. The formation, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements to be preformed wholly within the State of Nevada.

22.

COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

23.

CONSTRUCTION. The section headings, captions and titles are for convenience only and shall not be used in interpreting the terms of this Agreement. Whenever the construction of this Agreement so requires singular terms shall be deemed plural, and plural the singular, and masculine shall be deemed to be feminine or neuter and feminine to be masculine or neuter.

24.

SEVERABILITY. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, unenforceable or in conflict with any law or regulation or governing body or authority, the validity of the remaining portions or effected, and the right and obligations of the parties shall be construed or enforced as if the Agreement did not contain the particular part, term or provision held to be invalid, illegal, void, unenforceable or in conflict.

25.

BINDING EFFECT. This Agreement shall be binding upon and inures to the benefit of the parties hereto, their respective successors, heirs, executors, personal representatives and assigns; provided, however, that Lessor will notify Lessee of any successor Lessor in the event there is a sale of the leased premises.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed effective as of the beginning of the term hereof on the dates set opposite their respective signatures.

/s/	date
SHEPPARD RENTALS

/s/ Brian D. Fairbank	date	March 20/07
NEVADA GEOTHERMAL POWER CO.